The Wilber Corporation Announces Departure of its President and CEO

FOR IMMEDIATE RELEASE

DATE:	August 6, 2010
FROM:	Brian R. Wright, Chairman
MEDIA CONTACT:	Robert Harder
PHONE:	607-432-1700

Oneonta, New York, August 5, 2010 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), announced that effective August 2, 2010 Douglas C. Gulotty has left the Company and the Bank after 25 years of loyal and dedicated leadership, most recently as President and CEO, and member of the Board of Directors.  Until a permanent appointment can be made, Joseph E. Sutaris will perform functions corresponding to those of the President and Chief Executive Officer of the Company and the Bank. Mr. Sutaris has been with the Bank since 1995, and has been the Chief Financial Officer of the Company and the Bank since 2003 and Treasurer since 2004.  He has also served as Secretary of the Bank since 1998 and Secretary of the Company from 1998 to 2004, with his reappointment to that position in 2006.  In 2007, Mr. Sutaris was appointed Executive Vice President of the Company and the Bank. At this time, Mr. Sutaris will continue to serve in these other positions, as well as performing functions corresponding to those of the President and Chief Financial Officer.

Board Chair Brian R. Wright commented, “We are left with a very committed management team, policies, and procedures all designed and constructed with Doug’s dedicated view of community banking.  As a result, we fully expect that Wilber will move seamlessly into a new phase of business operations. The Board of Directors wish to thank Mr. Gulotty for giving so freely of his energy and intellect to our organization.  Doug will be missed, and we wish him nothing but the best as he moves forward.”  Mr. Wright added, “We plan on continuing our commitment to community banking and do not plan to veer from our path of a high-touch, personal service expected of Wilber.  We recently announced plans to continue our expansion into Saratoga County through the opening of a financial services center in the Town of Malta.  Although asset quality has weakened, we have increased our capital and allowance for loan loss reserves over the last couple of years, continued to generate earnings during one of the worst recessions in modern times and recently declared our 110th consecutive quarterly dividend.”  On July 30, 2010, the Company reported its second quarter and six-month earnings.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office located in Saratoga County.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.   The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.